Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the following Registration Statements of Focus Enhancements, Inc. ("Company") of our report dated February 21, 2003, (which expresses an unqualified opinion and includes explanatory paragraphs regarding the uncertainty of the Company's ability to continue as a going concern and the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets") appearing in the Annual Report on Form 10-KSB of Focus Enhancements, Inc. for the year ended December 31, 2002:

         Registration Statement No. 333-55178 on Form SB-2
         Registration Statement No. 333-89770 on Form S-8
         Registration Statement No. 333-57762 on Form S-8
         Registration Statement No. 333-33243 on Form S-8
         Registration Statement No. 333-100353 on Form S-3



DELOITTE & TOUCHE LLP

San Jose, CA
March 28, 2003